Exhibit 10.2

LONG TERM INCENTIVE

RESTRICTED STOCK UNIT AGREEMENT

This Long Term Incentive Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of the Grant Date indicated below pursuant to the terms of the 2007 Long Term Incentive Plan (the “Plan”) of Umpqua Holding Corporation (the “Company”) by and between the Company and the person named below as the Participant.

The “Participant”	Raymond P. Davis

Target Number of Restricted Stock Units (“Target Units”)	20,000

Maximum Number of Restricted Stock Units	25,000

“Grant Date”	January 27, 2012

“Settlement Date”	February 15, 2015

Performance Vesting	See Exhibit A

The Company hereby awards to the Participant and the Participant accepts the right to receive shares of the Company’s Common Stock (“Stock”) on the Settlement Date, or such earlier date as provided herein, to the extent Units are vested in accordance with the terms hereof. This Award (“Award”) is being made as part of the Participant’s compensation package without the payment of any consideration other than the Participant’s services as an employee.

The terms and conditions of this Award are set forth on the following pages of this Agreement subject to the terms and conditions of the Plan.

UMPQUA HOLDINGS CORPORATION		PARTICIPANT:

By:
	Peggy Y. Fowler, Compensation Committee Chair	Raymond P. Davis

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Long Term Incentive Restricted Stock Unit Award

Terms and Conditions

1.	Definitions.

Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings set forth in the Plan.

1.1. “Agreement” has the meaning given on page 1 hereof.

1.2. “Award” means this Long Term Incentive Restricted Stock Unit Award.

1.3. “Cause” means the definition of “Cause” stated in the Participant’s employment agreement with the Company.

1.4. “Code” has the meaning given in the Plan.

1.5. “Company” means Umpqua Holdings Corporation.

1.6. “Disability” means the definition of “Disability” stated in the Participant’s employment agreement with the Company.

1.7. “Grant Date” means the date of the grant of the Award, as specified on page 1 hereof.

1.8. “Good Reason” means the definition of “Good Reason” stated in the Participant’s employment agreement with the Company.

1.9. “Measurement Period” means, for purposes of performance based vesting under Section 2.1, the performance period described in Section 2.1.

1.10. “Measurement Start Date” means the Grant Date

1.11. “Participant” means the individual identified on page 1 hereof.

1.12. “Plan” shall have the meaning given on page 1 hereof.

1.13. “Settlement Date” means date indicated on page 1 hereof.

1.14. “Stock” means the Common Stock of the Company, and any successor entity.

1.15. “Subsidiary” has the meaning given in the Plan.

1.16. “Target Units” means the target number of Units eligible for vesting as shown on page 1.

1.17. “Units” means the restricted stock units awarded under this Agreement.

2.     Vesting of Units. Vesting of Units is subject to the double trigger vesting requirements which include: (a) the performance based vesting requirements set forth in Section 2.1 and (b) the service based vesting requirement set forth in Section 2.2.

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2.1. Performance Based Vesting Requirements.

(a) Subject to service vesting requirements under Section 2.2, vesting of the Target Units will be measured based on the Company’s total shareholder return over the 36-month period which commenced as of the Measurement Start Date. The number of Units that vest shall be based on the vesting percentage of the Target Units, as shown on the performance vesting schedule on Exhibit A. That percentage shall be determined based on the Company’s TSR Performance, as defined and calculated in Exhibit A.

2.2. Service Requirements. The service requirement for vesting shall be satisfied as set forth in Section 2.2(a) or accelerated as provided in Exhibit A:

(a) Participant has been continuously employed by the Company or a Subsidiary through the end of the Measurement Period. (Participant will be deemed continuously employed notwithstanding any unpaid leaves of absence if such leave of absence is in accordance with the Company or Subsidiary’s sick leave, family leave or military leave policies or that otherwise is with the prior written approval of the Company or its Subsidiary and such leave continues only for so long as the Company or its Subsidiary has agreed and occurs only in accordance with the terms and conditions as have been required by the Company or its Subsidiary, in each instance as determined by the Company or its Subsidiary in its sole discretion); or

(b) Notwithstanding the foregoing, service-based vesting may be accelerated as described in the attached Exhibit A.

In the event the Participant voluntarily terminates employment without Good Reason or is terminated by the Company for Cause prior to the Settlement Date, this Agreement shall terminate without vesting of any Units.

3.	Settlement of Award and Issuance of Share Certificates.

3.1. Issuance of Shares of Stock. The Company shall issue to the Participant, as soon as practicable following the vesting under Section 2 and upon payment of all required Tax Withholding pursuant to Section 4 hereof, a number of whole shares of Stock equal to the number of Units that have vested.

3.2. No Additional Payment Required. The Participant shall not be required to make any additional payment of consideration upon settlement of the Award.

3.3. Stock Certificate. The certificate for the shares of Stock as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the beneficiaries of the Participant. The Company may at any time place legends referencing any applicable restrictions on all certificates representing shares of Stock issued upon settlement of the Award.

3.4. Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal and state securities laws. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award shall relieve the Company of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained; provided, however, the Company shall undertake commercially reasonable efforts to timely obtain all such consents and approvals. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. In the unanticipated event the Company is unable to issue the shares of stock Participant is entitled within seven months of the settlement date, the Company shall pay Participant the cash equivalent value of such shares based upon the fair market value of the common stock on the date of the cash payment.

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3.5. Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.

3.6. 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Participant’s “separation of service” with the Company, he is a “specified employee” as such terms are defined in Section 409A of the Internal Revenue Code and regulations promulgated thereunder, and one or more of the payments or benefits received or to be received by Participant pursuant to this Agreement would constitute “deferred compensation” subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Participant’s termination of employment with the Company, or (b) the Participant’s death, unless the payment or distribution is exempt from the application of Section 409A.

4.	Payment of Tax Withholding Amounts.

4.1. Tax Withholding. At the time the Award is settled, the Participant will be required to remit to the Company an amount sufficient to satisfy federal, state, and local taxes and FICA withholding requirements prior to the delivery of any certificate or certificates for the Stock. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy such tax withholding obligations of the Company.

4.2. Alternative Provisions for the Payment of Tax Withholding Amounts. As an alternative to the payment of Tax Withholding in cash, the Committee (as defined in the Plan), in its sole discretion, may allow the Participant to pay Tax Withholding (i) by the Company withholding such amount from other amounts payable by the Company to the Participant, including salary, (ii) by surrender of shares of Common Stock or other securities of the Company in the manner specified in Section 6.11 of the Plan, (iii) by the application of shares of Stock to be issued under this Agreement up to an amount not greater than the Company’s minimum statutory withholding rate for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income, or (iv) any combination of the foregoing.

5.	Restrictions on Transfer.

5.1. Transfer Restrictions. Prior to the full vesting of the Units, and for the shorter of (i) a 2-year period after vesting or (ii) six months after termination of Participant’s employment, neither this Award, nor any Unit, nor any shares of Stock issued in settlement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may surrender shares of Stock in accordance with Section 4.2 above for the limited purpose of paying Tax Withholding on the shares of Stock issued pursuant to this Agreement.

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5.2. Safekeeping of Stock Certificate. During the period of any transfer restrictions pursuant to Section 5.1, the stock certificate representing the shares of Stock issued pursuant to this Agreement may be retained by the Company or its transfer agent. After expiration of the transfer restriction period, upon the written request of the Participant, the Company will deliver or cause to be delivered to the Participant a stock certificate representing shares issued pursuant to this Agreement.

6.	Adjustment of Units.

In the event of any change to the Stock of the Company as described in Article VII of the Plan, the number and/or kind of Units shall be adjusted in accordance with Article VII of the Plan.

7.	Representations, Warranties and Covenants of the Participant.

7.1. No Shareholder Rights. The Participant shall have no rights as a shareholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

7.2. No Right to Continued Service. The Participant understands and agrees that nothing contained in this Agreement will be construed to limit or restrict the rights of the Company or of any Subsidiary of the Company to terminate the employment of the Participant at any time, with or without cause, to change the duties of the Participant or to increase or decrease the Participant’s compensation. Without limiting the foregoing, the Participant understands and agrees that the vesting of Units under this Agreement is directly conditioned upon the Participant continuing to be employed by the Company or a Subsidiary of the Company and that the Participant’s relationship with the Company or a Subsidiary of the Company can be terminated at any time with or without notice to the Participant.

7.3. Tax Treatment. The Company has advised the Participant to seek the Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from the Participant’s receipt of the Units or Stock pursuant to this Award. The Participant understands that the Company will report to appropriate taxing authorities the payment to the Participant of compensation income upon settlement of the Award. The Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this Award and the issuance of the Stock.

7.4. Disclosures. The Participant acknowledges receipt of a copy of the Plan and represents that the Participant has fully reviewed the terms and conditions of the Plan and this Agreement and has had an opportunity to obtain the advice of counsel prior to executing this Agreement. The Participant represents and warrants that the Participant is not relying upon any representations, agreements or understandings of or with the Company except for those set forth in this Agreement.

7.5. Underwriter Lock-up. The Participant agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, the Participant will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by the Participant provided that such restriction will not extend beyond 12 months from the effective date of the registration statement filed in connection with such offering.

8.	Miscellaneous Provisions.

8.1. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights and obligations of the Company under this Agreement may be assigned without prior notice to or the consent of the Participant. The rights and obligations of the Participant under this Agreement may not be assigned by the Participant except as may be permitted by Section 5 of this Agreement.

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8.2. Amendment and Waiver. This Agreement may be amended, modified and supplemented only by written agreement signed by both the Participant and an authorized officer of the Company. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

8.3. Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company’s executive offices to the attention of the Corporate Secretary, or if to the Participant, to the address maintained by the personnel department, or such other address as such party shall have furnished to the other party in writing.

8.4. Governing Law and Interpretation. This Agreement will be governed by the laws of the State of Oregon as to all matters, including but not limited to matters of validity, construction, effect, and performance, without giving effect to rules of choice of law. This Agreement hereby incorporates by reference all of the provisions of the Plan and will in all respects be interpreted and construed in such manner as to effectuate the terms and intent of the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan will prevail. All matters of interpretation of the Plan and this Agreement, including the applicable terms and conditions and the definitions of the words, will be determined at the sole and final discretion of the Committee or the Company’s Board of Directors.

8.5. IRC Section 409A Compliance. Notwithstanding any other provision of Agreement, it is intended that any deferred compensation benefit which is provided pursuant to or in connection with this Agreement shall be provided and issued in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Participant to additional tax or interest and the Company shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code Section 409A.

8.6. Attorney Fees. If any suit, action or proceeding is instituted in connection with any controversy arising out of this Agreement or the enforcement of any right hereunder, the prevailing party will be entitled to recover, in addition to costs, such sums as the court or arbitrator may adjudge reasonable as attorney fees, including fees on any appeal.

8.7. Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. This includes not only disputes about the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Multnomah County, Oregon Circuit Court, except that there shall be no right of de novo review in Circuit Court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Multnomah County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Multnomah County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses in accordance with Section 8.6 of this Agreement. The arbitrator’s award may be reduced to final judgment in Multnomah County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding.

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8.8. IRC 280G Adjustment. If the benefit payments under this Agreement, either alone or together with other payments to which the Participant is entitled to receive from the Company, would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments under this Agreement being subject to the excise tax imposed by Section 4999 of the Code. The determination of which benefits to reduce shall be made by the Participant, provided the Company’s accountants confirm that such reduction satisfies the requirements of this Section.

8.9. Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein and supersedes all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

* * *

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EXHIBIT A

PERFORMANCE VESTING SCHEDULE

RESTRICTED STOCK UNIT AGREEMENT

Units awarded under the Restricted Stock Unit Agreement to which this Exhibit A is attached shall vest in accordance with the following conditions.

Performance-Based and Accelerated Vesting. Under the Restricted Stock Unit Agreement to which this Exhibit A is attached, Units shall vest only in accordance with the following provisions:

A.	For the purposes of this Performance Vesting Schedule, the terms below have the following meanings:

“Final Closing Price” means in the case of the Company the closing price of a share of the Company’s common stock, and in the case of the KRXTR the closing price of the KRXTR (symbol “KRXTR”).

“Initial Closing Price” means, in the case of the Company $12.28, and in the case of the KRXTR $52.55 (using the symbol “KRXTR”).

“KRXTR” means the KBW Regional Banking Total Return Index, or such other similar index as selected by the Committee should the KBW Regional Banking Total Return Index cease to be available.

“Retirement” means termination of employment after becoming eligible for retirement by reaching age 62 and having 5 years of continuous service. Participant has satisfied the conditions for Retirement.

“TSR” means the cumulative total shareholder return as measured by dividing the sum of the cumulative amount of dividends for the TSR Period, assuming dividend reinvestment, and the difference between the Initial Closing Price and the Final Closing Price, by the Initial Closing Price.

“TSR Performance” compares the Company’s TSR to the KRXTR TSR, each converted into a fixed investment, stated in dollars, assuming $100.00 was invested at the Initial Closing Price at the commencement of TSR Period.

TSR Performance, for the purposes of determining vesting, is the quotient resulting from dividing Company TSR Performance by KRXTR TSR Performance.

Company TSR Performance and KRXTR TSR Performance are calculated in the same manner as the performance of the Company’s common stock in the Stock Performance Graph presented in the Company’s Annual Report on Form 10-K as required by Item 201(e) of SEC Regulation S-K except that the measurement period is three years for the purposes of this Agreement and five years for the Stock Performance Graph.

“TSR Period” means the three-year period ending on January 27, 2015.

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B.	The vesting of Units shall be conditioned upon the satisfaction of a performance vesting requirement based on TSR Performance. Unless earlier vested in accordance with Sections C or D of this Performance Vesting Schedule, Target Units shall become vested, provided Participant has satisfied the service vesting requirements stated in the Restricted Stock Unit Agreement, and upon the written certification by the Committee, or its delegate, of the achievement of the performance goal of TSR Performance, in accordance with the applicable Vesting Percentage specified for TSR Performance in the following schedule:

TSR Performance	Vesting Percentage of Target Units
Lower than 60%	0%

60%	25%

between 60% and 100%	**

100% (the Company TSR Performance equals or exceeds the KRX TSR Performance)	100%

Above 100%	***

**	When TSR Performance is between 60% and 100%, such results will be interpolated on a straight-line basis to determine the applicable Vesting Percentage. For example, 80% TSR Performance represents the midpoint of TSR Performance and would result in the midpoint of the Vesting Percentage, or 62.5%.
***	When TSR Performance is between 100% and 125%, the applicable Vesting Percentage shall be equal to the TSR Performance. If TSR Performance exceeds 125%, the Vesting Percentage shall be 125%. In no event shall the total vested Units exceed the Maximum Number of Restricted Stock Units.

C.	Notwithstanding Section B of this Performance Vesting Schedule, upon the consummation of a Change of Control Transaction, as such term is defined in the Plan, all of the Target Units that remain unvested shall become vested.

D.	Notwithstanding Section B of this Performance Vesting Schedule, upon Retirement by the Participant, death or Disability of the Participant, or a termination of employment by the Participant for “good reason” (as defined in the Participant’s Employment Agreement with the Company) prior to the end of the TSR Period, a percentage of the unvested Target Units, rounded to the nearest whole share, shall vest as of the date of such termination and become subject to settlement and issuance of shares of Stock, with such percentage equal to the number of months of service by the Participant during the TSR Period divided by 36.

Notwithstanding the foregoing: (i) no additional Units will vest after the occurrence of any Repurchase Event; and (ii) the number of Units vesting above shall automatically be adjusted as appropriate to reflect any stock dividend, stock-split, combination of shares or other similar event as referred to in the Plan.

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